CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000	$116.20

Pricing supplement no. 282

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014,

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Registration Statement No. 333-199966 Dated February 2, 2015 Rule 424(b)(2)

$1,000,000

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index due February 7, 2019

General

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The notes are designed for investors who seek an uncapped, leveraged return that reflects any appreciation of a weighted basket of five indices, determined based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes multiplied by the Upside Leverage Factor of 1.30.

—	Investors are also exposed, on a leveraged basis, to any depreciation of the basket by more than 15%, based on the performance of the basket on the final Averaging Date.
—

Investors should be willing to forgo interest and dividend payments and, if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return, be willing to lose some or all of their principal.

—	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
—	Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Basket:	The notes are linked to a weighted basket consisting of the S&P 500® Index (“SPX”), the S&P MidCap 400® Index (“MID”), the Russell 2000® Index (“RTY”), the MSCI EAFE® Index (“MXEA”) and the MSCI Emerging Markets Index (“MXEF”) (each, an “Index” and collectively, the “Indices”)
Basket Weights:	SPX weight is 50.00%, MID weight is 17.00%, RTY weight is 8.00%, MXEA weight is 17.00% and MXEF weight is 8.00% (each, a “Basket Weight,” and collectively, the “Basket Weights”).
Payment at Maturity:

The payment at maturity on the notes will reflect the Upside Leverage Factor times any appreciation of the Basket reflected in the Average Basket Return (determined based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes) and any depreciation of the Basket reflected in the Basket Return (determined based on the Basket Closing Level on the final Averaging Date) by more than the Buffer Amount, times the Downside Leverage Factor. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 × (1 + Leveraged Upside Return + Buffered Downside Return)

You will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.

Leveraged Upside Return:	The Leveraged Upside Return will be calculated as follows: Average Basket Return × Upside Leverage Factor, provided that the Leveraged Upside Return will not be less than 0%.
Buffered Downside Return:

The Buffered Downside Return will be calculated as follows:

(Basket Return + 15%) × 1.1765,

provided that the Buffered Downside Return will not be greater than 0%. Because the Buffered Downside Return will never be greater than 0%, you will be exposed to any depreciation of the Basket in excess of the Buffer Amount on a leveraged basis, but you will receive no benefit from any appreciation of the Basket reflected in the Basket Return.

Upside Leverage Factor:	1.30
Buffer Amount:	15%
Downside Leverage Factor:	1.1765
Average Basket Return:	(Average Basket Level – Starting Basket Level) Starting Basket Level
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Average Basket Level:	The arithmetic average of the Basket Closing Levels on the Averaging Dates
Ending Basket Level:	The Basket Closing Level on the final Averaging Date
Basket Closing Level:

On each Averaging Date, the Basket Closing Level will be calculated as follows:

100 × [1 + (SPX return × SPX weight) + (MID return× MID weight) + (RTY return × RTY weight) + (MXEA return × MXEA weight) + (MXEF return × MXEF weight)]

Each of the returns set forth in the formula above refer to the returns for the relevant Index, from the Pricing Date to the relevant Averaging Date, each of which is equal to (a) the closing level of the relevant Index on the relevant Averaging Date minus the closing level of that Index on the Pricing Date, divided by (b) the closing level of that Index on the Pricing Date. With respect to SPX, the closing level on the Pricing Date was 2,020.85. With respect to MID, the closing level on the Pricing Date was 1,447.19. With respect to RTY, the closing level on the Pricing Date was 1,175.515. With respect to MXEA, the closing level on the Pricing Date was 1,791.11. With respect to MXEF, the closing level on the Pricing Date was 963.800.

Pricing Date:	February 2, 2015
Original Issue Date (Settlement Date):	On or about February 5, 2015
Averaging Dates†:	May 2, 2018, August 2, 2018, November 2, 2018 and February 4, 2019
Maturity Date†:	February 7, 2019
CUSIP:	48127D6U7
†

Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$1,000,000	$—	$1,000,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $995.10 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February 2, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, and “Risk Factors” in the accompanying underlying supplement no. 1a-I as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

—	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

—	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-1

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL IF THE LEVERAGED UPSIDE RETURN (DETERMINED USING A QUARTERLY AVERAGING CONVENTION OVER THE FINAL YEAR OF THE NOTES) IS SUFFICIENT TO OFFSET THE BUFFERED DOWNSIDE RETURN — The notes provide the opportunity to enhance equity returns by multiplying a positive Average Basket Return by the Upside Leverage Factor of 1.30 to determine the Leveraged Upside Return. If the Leveraged Upside Return is sufficient to offset the Buffered Downside Return, you will earn a positive return on the notes at maturity.

The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the Basket. The Average Basket Return will reflect the performance of the Basket, expressed as a percentage, from the Starting Basket Level of 100 to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes. See “Selected Risk Considerations — The Quarterly Averaging Convention Over the Final Year of the Notes Used to Calculate the Average Basket Level Could Limit Returns” below. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to 15%. The Ending Basket Level is equal to the Basket Closing Level on the final Averaging Date and, unlike the Average Basket Level, is not subject to quarterly averaging. If the Ending Basket Level is less than the Starting Basket Level by more than 15%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15%, the Buffered Downside Return will worsen by 1.1765%, which will offset any Leveraged Upside Return. Accordingly, you will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.

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RETURN LINKED TO THE INDICES — The return on the notes is linked to an unequally weighted basket consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index.

Because the S&P 500® Index makes up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the S&P 500® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets. For additional information about the S&P MidCap 400® Index, see the information set forth under “Equity Index Descriptions — The S&P MidCap 400® Index” in the accompanying underlying supplement no.1a-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1a-I.

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets. As of February 2, 2015, the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE® Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1a-I.

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. As of the date of February 2, 2015, the MSCI Emerging Markets Index consisted of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, the Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1a-I.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-2

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.

If on any Averaging Date it becomes impossible for you to receive less than your principal, the IRS could assert that you should be viewed as having exchanged your notes for new notes, in which case you could be required to recognize gain at that time, and the timing and character of income or loss with respect to your notes could thereafter be affected. You should consult your tax adviser regarding this potential issue.

In any case, the IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, one or more of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no 1a-I.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is based on the Leveraged Upside Return and the Buffered Downside Return. The Leveraged Upside Return reflects any appreciation of the Basket based on the Average Basket Return multiplied by the Upside Leverage Factor, while the Buffered Downside Return reflects any depreciation of the Basket based on the Basket Return by more than 15% multiplied by the Downside Leverage Factor.

The Average Basket Return reflects the performance of the Basket, expressed as a percentage, from the Starting Basket Level to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes. The Basket Return reflects the performance of the Basket, expressed as a percentage, from the Starting Basket Level to the Ending Basket Level, which will be the Basket Closing Level on the final Averaging Date.

Your investment may be exposed to a loss on a leveraged basis if the Ending Basket Level is less than the Starting Basket Level by more than 15%. For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15%, the Buffered Downside Return will worsen by 1.1765%. Accordingly, you will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.

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YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE BASKET BASED ON THE ENDING BASKET LEVEL — Even if the Ending Basket Level is greater than the Starting Basket Level, the Buffered Downside Return will not be greater than 0%. Accordingly, the Buffered Downside Return will not provide any positive contribution to the return on the notes at maturity.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-3

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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ANY POSITIVE LEVERAGED UPSIDE RETURN MAY BE MODERATED OR MORE THAN OFFSET BY ANY NEGATIVE BUFFERED DOWNSIDE RETURN — The payment at maturity on the notes will be reduced to reflect any depreciation of the Basket from the Starting Basket Level to the Ending Basket Level, which is equal to the Basket Closing Level on the final Averaging Date. This will be true even if the Basket appreciates from the Starting Basket Level to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes. Therefore, in calculating the payment at maturity, any positive Leveraged Upside Return may be moderated, or more than offset, by any negative Buffered Downside Return.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-4

These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels of the Indices;
—	the time to maturity of the notes;
—	the dividend rates on the equity securities included in the Indices;
—	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index trade and the correlation among those rates and the levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index; and

—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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THE QUARTERLY AVERAGING CONVENTION OVER THE FINAL YEAR OF THE NOTES USED TO CALCULATE THE AVERAGE BASKET LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment the return of which is based solely on the performance of the Basket on a single day near the end of the term of the notes for both upside and downside exposure to the Basket. Your ability to earn a positive return on the notes at maturity may be limited by the quarterly averaging used to calculate the Average Basket Level and the Leveraged Upside Return, especially if there is a significant decline in the level of the Basket on the Averaging Dates or if there is significant volatility in the Basket Closing Level during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the Basket between each of the Averaging Dates or between the Pricing Date and the final Averaging Date.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities included in the Indices would have.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

—	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH MID-SIZE CAPITALIZATION STOCKS WITH RESPECT TO THE S&P MIDCAP 400® INDEX — The equity securities included in the S&P

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-5

MidCap 400® Index are issued by companies with mid-sized market capitalizations. The stock prices of mid-size companies may be more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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NON-U.S. SECURITIES RISK WITH RESPECT TO THE MSCI EAFE® INDEX AND THE MSCI EMERGING MARKETS INDEX — The equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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EMERGING MARKETS RISK WITH RESPECT TO THE MSCI EMERGING MARKETS INDEX —The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

—

THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE MSCI EAFE® INDEX AND THE MSCI EMERGING MARKETS INDEX — Because the prices of the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

—

CORRELATION (OR LACK OF CORRELATION) OF THE INDICES — The notes are linked to an unequally weighted Basket composed of five Indices. Because the S&P 500® Index makes up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.

Changes in the levels of the Indices may or may not correlate with each other. At a time when the levels of one or more of the Indices increase, the levels of the other Indices may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level and the Average Basket Level, increases in the levels of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns between the Indices could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level or the Average Basket Level will be higher than the Starting Basket Level.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-6

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following tables and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes, assuming a range of performances for the Basket. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Starting Basket Level of 100, the Buffer Amount of 15%, the Downside Leverage Factor of 1.1765 and the Upside Leverage Factor of 1.30. The Average Basket Level is the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes and is not the Basket Closing Level on the final Averaging Date. The Ending Basket Level is the Basket Closing Level on the final Averaging Date. For more information about how the Average Basket Level is calculated, see “Sensitivity Analysis — Hypothetical Average Basket Levels” below. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following tables and the examples have been rounded for ease of analysis.

Scenario A: Each of the Average Basket Level and the Ending Basket Level is equal to or greater than the Starting Basket Level.

If each of the Average Basket Level and the Ending Basket Level is equal to or greater than the Starting Basket Level, the Leveraged Upside Return will reflect the Average Basket Level times the Upside Leverage Factor, and the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Basket Level above the Starting Basket Level. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Average Basket Level	Average Basket Return	Leveraged Upside Return	Buffered Downside Return	Total Return
180.000	80.000%	104.00%	0.00%	104.00%
170.000	70.000%	91.00%	0.00%	91.00%
160.000	60.000%	78.00%	0.00%	78.00%
150.000	50.000%	65.00%	0.00%	65.00%
140.000	40.000%	52.00%	0.00%	52.00%
130.000	30.000%	39.00%	0.00%	39.00%
120.000	20.000%	26.00%	0.00%	26.00%
115.000	15.000%	19.50%	0.00%	19.50%
110.000	10.000%	13.00%	0.00%	13.00%
105.000	5.000%	6.50%	0.00%	6.50%
102.500	2.500%	3.25%	0.00%	3.25%
100.000	0.000%	0.000%	0.00%	0.000%

The following example illustrates how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Averaging Basket Level of 105. Because the Averaging Basket Level of 105 is greater than the Starting Basket Level of 100 and the Average Basket Return is 5%, the Leveraged Upside Return is equal to 6.50%. Because the Ending Basket Level is equal to or greater than the Starting Basket Level, the Buffered Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,065.00 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 6.50% + 0%) = $1,065.00

Scenario B: Each of the Average Basket Level and the Ending Basket Level is equal to or less than the Starting Basket Level.

If each of the Average Basket Level and the Ending Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return will be equal to 0%, regardless of any depreciation of the Average Basket Level below the Starting Basket Level, and the Buffered Downside Return will reflect any depreciation of the Ending Basket Level below the Starting Basket Level by more than the Buffer Amount, multiplied by the Downside Leverage Factor. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Ending Basket Level	Basket Return	Leveraged Upside Return	Buffered Downside Return	Total Return
100.00	0.00%	0.00%	0.0000%	0.0000%
95.00	-5.00%	0.00%	0.0000%	0.0000%
90.00	-10.00%	0.00%	0.0000%	0.0000%
85.00	-15.00%	0.00%	0.0000%	0.0000%
80.00	-20.00%	0.00%	-5.8825%	-5.8825%
70.00	-30.00%	0.00%	-17.6475%	-17.6475%
60.00	-40.00%	0.00%	-29.4125%	-29.4125%
50.00	-50.00%	0.00%	-41.1775%	-41.1775%
40.00	-60.00%	0.00%	-52.9425%	-52.9425%
30.00	-70.00%	0.00%	-64.7075%	-64.7075%
20.00	-80.00%	0.00%	-76.4725%	-76.4725%
10.00	-90.00%	0.00%	-88.2375%	-88.2375%

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-7

0.00	-100.00%	0.00%	-100.00%	-100.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 85. Because the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return is 0%. Because the Ending Basket Level of 85 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 15%, the Basket Return and the Buffered Downside Return are both equal to 0%. Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + 0%) = $1,000

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return is 0%. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15% and the Basket Return is -50%, the Buffered Downside Return is equal to -41.1775%. Accordingly, the investor receives a payment at maturity of $588.225 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -41.1775%) = $588.225

Scenario C: The Average Basket Level is equal to or greater than the Starting Basket Level, while the Ending Basket Level is equal to or less than the Starting Basket Level.

If the Average Basket Level is equal to or greater than the Starting Basket Level, the Leveraged Upside Return will reflect the Average Basket Level times the Upside Leverage Factor. If the Ending Basket Level is equal to or less than the Starting Basket Level, the Buffered Downside Return will reflect any depreciation of the Ending Basket Level below the Starting Basket Level by more than the Buffer Amount, multiplied by the Downside Leverage Factor. Accordingly, under these circumstances, the Leveraged Upside Return and the Buffered Downside Return will wholly or partially offset each other, and the investor will lose some or all of their principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Average Basket Level	Average Basket Return	Leveraged Upside Return	Ending Basket Level	Basket Return	Buffered Downside Return	Total Return
150.00	50.00%	65.000%	100.00	0.00%	0.0000%	65.0000%
150.00	50.00%	65.000%	95.00	-5.00%	0.0000%	65.0000%
150.00	50.00%	65.000%	90.00	-10.00%	0.0000%	65.0000%
150.00	50.00%	65.000%	75.00	-25.00%	-11.7650%	53.2350%
150.00	50.00%	65.000%	50.00	-50.00%	-41.1775%	23.8225%
150.00	50.00%	65.000%	0.00	-100.00%	-100.0000%	-35.0000%
120.00	20.00%	26.000%	100.00	0.00%	0.0000%	26.0000%
120.00	20.00%	26.000%	95.00	-5.00%	0.0000%	26.0000%
120.00	20.00%	26.000%	90.00	-10.00%	0.0000%	26.0000%
120.00	20.00%	26.000%	75.00	-25.00%	-11.7650%	14.2350%
120.00	20.00%	26.000%	50.00	-50.00%	-41.1775%	-15.1775%
120.00	20.00%	26.000%	0.00	-100.00%	-100.0000%	-74.0000%
110.00	10.00%	13.000%	100.00	0.00%	0.0000%	13.0000%
110.00	10.00%	13.000%	95.00	-5.00%	0.0000%	13.0000%
110.00	10.00%	13.000%	90.00	-10.00%	0.0000%	13.0000%
110.00	10.00%	13.000%	75.00	-25.00%	-11.7650%	1.2350%
110.00	10.00%	13.000%	50.00	-50.00%	-41.1775%	-28.1775%
110.00	10.00%	13.000%	0.00	-100.00%	-100.0000%	-87.0000%
105.00	5.00%	6.500%	100.00	0.00%	0.0000%	6.5000%
105.00	5.00%	6.500%	95.00	-5.00%	0.0000%	6.5000%
105.00	5.00%	6.500%	90.00	-10.00%	0.0000%	6.5000%
105.00	5.00%	6.500%	75.00	-25.00%	-11.7650%	-5.2650%
105.00	5.00%	6.500%	50.00	-50.00%	-41.1775%	-34.6775%
105.00	5.00%	6.500%	0.00	-100.00%	-100.0000%	-93. 5000%
100.00	0.00%	0.000%	100.00	0.00%	0.0000%	0.0000%
100.00	0.00%	0.000%	95.00	-5.00%	0.0000%	0.0000%
100.00	0.00%	0.000%	90.00	-10.00%	0.0000%	0.0000%
100.00	0.00%	0.000%	75.00	-25.00%	-11.7650%	-11.7650%
100.00	0.00%	0.000%	50.00	-50.00%	-41.1775%	-41.1775%
100.00	0.00%	0.000%	0.00	-100.00%	-100.0000%	-100.0000%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 120 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95. Because the Average Basket Level of 120 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 20%, the Leveraged Upside Return is equal to 26%. Because the Ending Basket

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-8

Level of 95 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 15%, the Basket Return and the Buffered Downside Return are both equal to 0%. Accordingly, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 26% + 0%) = $1,260

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 110 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 75. Because the Average Basket Level of 110 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 10%, the Leveraged Upside Return is equal to 13.00%. Because the Ending Basket Level of 75 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15% and the Basket Return is -25.00%, the Buffered Downside Return is equal to -11.765%. Accordingly, the investor receives a payment at maturity of $1,012.35 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 13.00% + -11.765%) = $1,012.35

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 105 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Average Basket Level of 105 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 5%, the Leveraged Upside Return is equal to 6.50%. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15% and the Basket Return is -50.00%, the Buffered Downside Return is equal to -41.1775%. Accordingly, the investor receives a payment at maturity of $653.225 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 6.50% + -41.1775%) = $653.225

Scenario D: The Average Basket Level is equal to or less than the Starting Basket Level, while the Ending Basket Level is equal to or greater than the Starting Basket Level.

If the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return will be equal to 0%, regardless of any deprecation of the Average Basket Level below the Starting Basket Level. If the Ending Basket Level is equal to or greater than the Starting Basket Level, the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Basket Level above the Starting Basket Level. Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-9

Sensitivity Analysis — Hypothetical Average Basket Levels

The movement of the Basket over the final year of the notes may have a significant effect on your payment at maturity because your return is calculated based in part on the Average Basket Return, which in turn is based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the final year of the notes.

The following examples illustrate the determination of the Average Basket Level and reflect the Starting Basket Level of 100 and the Upside Leverage Factor of 1.30. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

Averaging Date	SPX Return	RTY Return	MID Return	MXEA Return	MXEF Return	Percent Change in Basket	Basket Closing Level
First	-1.00%	1.00%	2.00%	1.00%	3.00%	0.24%	100.24
Second	4.00%	6.00%	7.00%	5.00%	4.00%	4.75%	104.75
Third	9.00%	7.00%	11.00%	12.00%	18.00%	10.05%	110.05
Fourth	14.00%	10.00%	15.00%	18.00%	24.00%	14.88%	114.88

					Average Basket Level:		107.48
					Average Basket Return:		7.48%
					Leveraged Upside Return:		9.724%

Because the level of the Basket generally increases steadily over the final year of the notes, the Average Basket Level is less than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level). Under these circumstances, you will not receive the full benefit of the appreciation of the Basket between the Pricing Date and the final Averaging Date.

Example 2:

Averaging Date	SPX Return	RTY Return	MID Return	MXEA Return	MXEF Return	Percent Change in Basket	Basket Closing Level
First	2.00%	-1.00%	5.00%	1.00%	2.00%	1.56%	101.56
Second	4.00%	6.00%	7.00%	5.00%	4.00%	4.75%	104.75
Third	3.00%	5.00%	4.00%	2.00%	3.00%	3.25%	103.25
Fourth	2.00%	-1.00%	5.00%	1.00%	2.00%	1.56%	101.56

					Average Basket Level:		102.78
					Average Basket Return:		2.78%
					Leveraged Upside Return:		3.614%

Because, during the final year of the notes, the level of the Basket increases steadily before declining, the Average Basket Level is greater than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level). Under these circumstances, the quarterly averaging convention over the final year of the notes causes the Average Basket Return to be greater than the appreciation of the Basket from the Pricing Date to the final Averaging Date.

Example 3:

Averaging Date	SPX Return	RTY Return	MID Return	MXEA Return	MXEF Return	Percent Change in Basket	Basket Closing Level
First	-1.00%	-1.00%	-4.00%	-4.00%	-2.00%	-1.83%	98.17
Second	-12.00%	-8.00%	-8.00%	-9.00%	-7.00%	-10.09%	89.91
Third	1.00%	4.00%	0.00%	9.00%	7.00%	3.27%	103.27
Fourth	2.00%	5.00%	1.00%	10.00%	12.00%	4.59%	104.59

					Average Basket Level:		98.985
					Average Basket Return:		-1.015%
					Leveraged Upside Return:		0.00%

Because, during the final year of the notes, the level of the Basket steadily declines before increasing sharply during periods near maturity, the Average Basket Level is less than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level) and the Starting Basket Level. Under these circumstances, you will not receive any benefit from the appreciation of the Basket between the Pricing Date and the final Averaging Date.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-10

Historical Information

The following graphs show the historical weekly performance of the Basket as a whole, as well as each Index from January 8, 2010 through January 30, 2015. The graph of the historical Basket performance assumes the Basket Closing Level on January 8, 2010 was 100 and the Basket Weights were as specified on the cover of this pricing supplement on that date. The closing level of the S&P 500® Index on February 2, 2015 was 2,020.85. The closing level of the S&P MidCap 400® Index on February 2, 2015 was 1,447.19. The closing level of the Russell 2000® Index on February 2, 2015 was 1,175.515. The closing level of the MSCI EAFE® Index on February 2, 2015 was 1,791.11. The closing level of the MSCI Emerging Markets Index on February 2, 2015 was 963.800.

We obtained the various closing levels of the Indices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell Investments publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket will result in the return of your principal amount.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-11

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-12

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

PS-13

Performances for the Basket?” and “Sensitivity Analysis — Hypothetical Average Basket Levels” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —

Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index

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